Exhibit 99.1

Molina Expands Executive Leadership Team with Key Hires and Appointments

New Executives Will Support Molina’s ‘Pivot to Growth’ Strategy

LONG BEACH, Calif.--(BUSINESS WIRE)--January 9, 2020--Molina Healthcare, Inc. (NYSE: MOH) today announced a series of key hires and appointments in support of its strategic objectives and pivot to growth.

Marc Russo and Dave Reynolds have joined the Company in the roles of executive vice president of Medicaid health plans and senior vice president of health plans, respectively. Their leadership, combined with the entire executive team, will help drive Molina’s ‘pivot to growth’ strategy that includes growing existing businesses, while also securing new RFPs, re-procurements, integrating new acquisitions, pursuing other new business activities as well as sustaining the margin profile. Along with these changes, the Company announced that Pam Sedmak will transition from her role as executive vice president of health plan operations to focus solely on revenue growth initiatives.

Mr. Russo, most recently president of Anthem’s Medicare business, will have P&L responsibility for Molina’s nationwide Medicaid health plans. He will join Molina’s executive committee and will report directly to president and chief executive officer Joe Zubretsky. Mr. Russo has deep experience in operating large scale, government-based managed care businesses, managing the complexity of the compliance environment, and profitably growing businesses. Mr. Russo will commence employment with Molina in the first quarter.

Mr. Reynolds, most recently senior vice president and division president at WellCare Health Plans, has a proven track record of growing multi-state P&Ls in both Medicaid and Medicare, thereby complementing Mr. Russo’s skill set. He will report to Mr. Russo.

In addition, Molina has appointed Dr. Jason Dees to the role of executive vice president of Marketplace. He will join Molina’s executive committee and will report directly to president and chief executive officer Joe Zubretsky. In this new position, Dr. Dees has full P&L responsibility for the Marketplace business pricing, distribution, product design and administrative operations. Unrelatedly, Dr. Dees will take on the dual role of Chief Medical Officer for the entire enterprise.

“I am thrilled to be welcoming Marc Russo and Dave Reynolds to Molina and also to be promoting Jason Dees to his new role. With deep industry experience in government managed care, they are all valuable additions to our senior leadership team,” said Mr. Zubretsky.

“Our leadership hires and appointments create organizational breadth and depth to properly resource and configure the Company for the successful execution of the third leg of our strategy – ‘pivot to growth,’” continued Mr. Zubretsky. “Each leader’s unique set of skills, coupled with their experience growing businesses and product lines at numerous successful companies, makes me confident that we have the ideal leadership team in place to effectively accelerate our growth phase.”

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through its locally operated health plans, Molina Healthcare served approximately 3.3 million members as of September 30, 2019. For more information about Molina Healthcare, please visit molinahealthcare.com.

Contacts

Investor Contact: Julie Trudell, Julie.Trudell@molinahealthcare.com, 562-912-6720
Media Contact: Caroline Zubieta, Caroline.Zubieta@molinahealthcare.com, 562-951-1588